AMENDMENT NO. 1

     AMENDMENT NO. 1, dated as of April __, 1990, to the Shareholder Protection Rights Agreement (the "Rights Agreement"), dated as of February 20, 1990, between International Flavors & Fragrances Inc. (the "Company") and The Bank of New York (the "Rights Agent"). All terms used herein shall have the meanings ascribed to them in the Rights Agreement.

                                  *   *   *

     WHEREAS, the Company and the Rights Agent desire to make certain amendments to the Agreement.

     NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

     1. The definition of the term "Acquiring Person" contained in Section 1.1 of the Rights Agreement shall be deleted and replaced in its entirety with the following:

     "Acquiring Person" shall mean any Person who is a Beneficial Owner of 20% or more of the outstanding shares of voting stock of the Company; provided, however, that the term "Acquiring Person" shall not include any Person who is the Beneficial Owner of outstanding shares of voting stock of the Company on the date of this Agreement (an "Existing Shareholder"), including any group that may be formed which is comprised solely of Existing Shareholders, until such time hereafter as any such Existing Shareholder shall become


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the Beneficial Owner (other than by means of a stock dividend, stock split, gift, inheritance or receipt or exercise of, or accrual of any right to exercise, a stock option granted by the Company) by purchase of any additional shares of voting stock; and provided further that the term "Acquiring Person" shall not include any Person who shall become the Beneficial Owner of 20% or more of the outstanding shares of voting stock of the Company solely as a result of an acquisition by the Company of shares of voting stock, until such time thereafter as such Person shall become the Beneficial Owner (other than by means of a stock dividend or stock split) of any additional shares of voting stock."

     2. The provisions of the Rights Agreement, as amended by this Amendment No. 1, shall remain in full force and effect.

     3. This Amendment No. 1 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     4. This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.




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     IN WITNESS WHEREOF, this Amendment No. 1 has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

                        INTERNATIONAL FLAVORS & FRAGRANCES INC.


                        By /s/  EUGENE P. GRISANTI
                          ---------------------------------------------------
                          Name:  Eugene P. Grisanti
                          Title: Chairman and President


                        THE BANK OF NEW YORK, as Rights Agent


                        By ___________________________________
                           Name:
                           Title:


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     IN WITNESS WHEREOF, this Amendment No. 1 has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

                                    INTERNATIONAL FLAVORS & FRAGRANCES INC.



                                    By
                                       ---------------------------------------
                                       Name:
                                       Title:


                                    THE BANK OF NEW YORK, as Rights Agent



                                    By  /s/  ERIC KAMBACH
                                       ---------------------------------------
                                       Name:  Eric Kambach
                                       Title: Assistant Vice President